EXHIBIT 11.1

                        DENAMERICA CORP. AND SUBSIDIARIES
              Statement re: computation of per share income (loss)
                 (In thousands, except share and per share data)

                                                                  Period ended
                                                                  ------------
                                                          October 2,         October 1,
                  Description                                1996               1997
                  -----------                             ----------         ----------
                                                          (40 weeks)         (39 weeks)

Income (loss) before extraordinary item ...........      $      1,802               (408)
Extraordinary item - loss on extinguishment
    of debt .......................................              (497)              --
                                                         ------------       ------------

Net income (loss) .................................             1,305               (408)

Less:  Preferred stock dividend and accretion .....              (149)              --
                                                         ------------       ------------

Net income (loss) applicable to common shareholders      $      1,156       ($       408)
                                                         ============       ============

Income (loss) before extraordinary item per
   common and common equivalent share .............      $        .15       ($        03)
Extraordinary item - loss on extinguishment
   of debt per common and common equivalent
   share ..........................................              (.05)              --
                                                         ------------       ------------

Net income (loss) per common and common
equivalent share ..................................      $        .10       ($       .03)
                                                         ============       ============

Weighted average common and common equivalent
   shares outstanding .............................        11,131,000         13,437,000
                                                         ============       ============
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